Exhibit 10.16

Comerica

Technology and Life Sciences

100 Federal Street, 28th Floor, Boston, MA 02110

January 13, 2006

Mr. Christopher Dineen

Chief Financial Officer

RadView Software, Inc.

7 New England Executive Park

Burlington, MA 01803

RE:          RadView Software, Inc. Payoff and Termination Agreement

Loan Account No. 8717994468

Dear Chris:

We refer to the Loan and Security Agreement, dated as of May 25, 2005 (as amended, the “Loan Agreement”), by and between RadView Software, Inc. (“Borrower”) and Comerica Bank, successor by merger to Comerica Bank-California (“Bank”). All capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement. As used herein, the term “Loan Documents” shall have the meaning given to that term in the Loan Agreement, but, for all purposes of this agreement, the term “Loan Documents” shall not in any event mean or include the Warrants to Purchase Stock.

For Surviving Warrant Documents and Surviving Warrant Obligations, each of the following defined terms shall, when used in this agreement, have the following meanings:

(a)                                  “Warrants to Purchase Stock”, means the Warrant to Purchase 352,941 shares of Ordinary Stock issued May 25, 2005.

(b)                                 “Surviving Warrant Documents” means, collectively, (i) the Warrants to Purchase Stock, as such Warrants to Purchase Stock may be amended, modified or supplemented from time tot time, and (ii) any other Warrants to Purchase Stock or other securities from time to time issued in substitution of or replacement for the Warrants to Purchase Stock.

(c)                                  “Surviving Warrant Obligations” means, collectively, all obligations and liabilities of the Borrower, contingent or otherwise, now or hereafter existing, and whether joint or several, arising by contract, operation of law or otherwise, under or with respect to any of the Surviving Warrant Documents.

The Borrower has advised the Bank that it intends to terminate the Loan Agreement, permanently terminate the Bank’s commitment to lend under the Loan Agreement (the “Commitment”), and repay all amounts owing by the Borrower to the Bank under the Loan Agreement, each of the forgoing to be effective and to be completed on and as of January 13, 2006. In accordance with the Borrower’s request, the Commitment of the Bank will be terminated in full, effective January 13, 2006. The Bank has agreed to accept the following amount for payment in full and in complete satisfaction of the Borrower’s Obligations, as of January 13, 2006 (“Payoff Date”) under the Loan Agreement:

Note #25	Principal	$45,428.75
	Interest as of 01/13/06	140.52	Per diem $10.73
	Outstanding legal fees	5,000.00
	Total Amount Due (“Payoff Amount” on Payoff Date)	$50,569.27

The Borrower shall pay on the Payoff Date by wire transfer or by authorizing the Bank to deduct from Borrower’s deposit account the Payoff Amount on the Payoff Date. Payoff Amount, if sent by wire transfer, should be wired to:

Comerica Bank

San Jose, CA 95110

ABA#

For Credit to: Commercial Loan Wire Suspense Account

Credit Account Number:

Ref: RadView Software, Inc.

Attn:  Commercial Loan Operations

Upon receipt of the Total Loan Payoff Amount, all Indebtedness and Obligations of the Borrower to the Bank under or in respect of the Loan Agreement and the other Loan Documents shall be deemed to be and shall be paid and discharged in full, other tan certain indemnification obligations that survive under the terms of the Loan Agreement. Furthermore, all of the Loan Documents, and all of the Liens and security interests granted by the Borrower to the Bank thereunder, shall be deemed released and terminated. The Bank shall file UCC terminations and other releases of the collateral interest as may be reasonably necessary to release any security or pledged interests held by Bank in and to any of the Borrower’s assets which have been granted as collateral for the Obligations, including, without limitations, releases of control on any deposit or securities accounts of the Borrower.

As provided above in this agreement, each of the Surviving Warrant Documents and all of the Surviving Warrant Obligations shall survive the payment of the Total Loan Payoff Amount on the Payoff Date and shall also survive the release and termination of the Commitment, the Loan Agreement and all of the other Loan Documents.

Very truly yours,

The Bank:
COMERICA BANK

By:	/s/ PAULA J. HOWELL
Paula J. Howell
Senior Vice President – Technology & Life Sciences

Accepted and agreed to on January 13, 2006

The Borrower:
RadView Software, Inc.

By:	/s/ Christopher Dineen
Christopher Dineen
Chief Financial Officer